                                                         EXHIBIT 26(h)(22)(vii)

                                AMENDMENT NO. 1

                                      TO

                           PIMCO SERVICES AGREEMENT

                           FOR ADVISOR CLASS SHARES

                                      OF

                        PIMCO VARIABLE INSURANCE TRUST

                             EFFECTIVE MAY 1, 2013

   THIS AMENDMENT ("Amendment") is made as of May 1, 2013 by and between Pacific Investment Management Company LLC ("PIMCO") and Minnesota Life Insurance Company (the "Company").

                              W I T N E S S E T H

   WHEREAS, PIMCO and the Company entered into that certain PIMCO Services Agreement dated April 9, 2010 (the "Agreement");

   WHEREAS, PIMCO and the Company desire to amend the Agreement to delete and replace in its entirety Section 2; and

   NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and for other good and valuable consideration, hereby agree as follows:

1. Unless otherwise defined in this Amendment, the terms used herein shall have the same meanings they have in the Agreement.

2. Section 2 of the Agreement is deleted in its entirety and replaced with the following:

   Section 2. Compensation. In consideration of the Services, PIMCO agrees to
              ------------
pay the Company a fee at an annual rate equal to (i) 10 basis points (0.10%) of the average daily value of the Shares of the Portfolios, except for the Global Diversified Allocation Portfolio, held in the Separate Accounts; and (ii) with respect to Shares of the Global Diversified Allocation Portfolio ("GDA Portfolio") for the period May 1, 2013 to April 30, 2015 20 basis points (0.20%) of the average daily value held by the Separate Accounts, and thereafter the fee with respect to the GDA Portfolio will be calculated based on the schedule below:

       Aggregate Separate Account GDA Portfolio Holdings   Applicable Rate
       -------------------------------------------------   ---------------
           If greater than or equal to $200 Million        20 basis points
      If at least $100 Million but less than $200 Million  15 basis points
                   If less than $100 Million               10 basis points


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Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each day during the calendar month, and dividing by the total number of days during such month and multiplying by the then Applicable Rate. For such calculation, the Applicable Rate shall be based on the Aggregate Separate Account GDA Portfolio Holdings as of the end of month for which the above calculation is being made. For example, the Applicable Rate for January shall be based on the Aggregate Separate Account GDA Portfolio Holdings as of January 31. Aggregate holdings will be calculated by rounding to the nearest penny. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company. For the avoidance of doubt, the Applicable Rate shall apply on a going forward basis only, and therefore the amounts paid may be less than the total amount payable had the then Applicable Rate been applied from the first of the year.

3. The amendments set forth herein shall be effective as of the date first set forth above.

4. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

   IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

                                          PACIFIC INVESTMENT MANAGEMENT COMPANY

                                          By:     /s/ Jonathan D. Short
                                                  ------------------------------
                                          Name:   Jonathan D. Short
                                          Title:  Head of U.S. Global Wealth
                                                  Management

                                          MINNESOTA LIFE INSURANE COMPANY

                                          By:     /s/ Daniel Kruse
                                                  ------------------------------
                                          Name:   Daniel Kruse
                                          Title:  Second Vice President and
                                                  Actuary